Exhibit 8.1

Principal Subsidiaries of China Online Education Group

Subsidiaries:

China Online Education (HK) Limited, a Hong Kong company

51Talk English International Limited, a Hong Kong company

Beijing Dasheng Online Technology Co., Ltd., a PRC company

China Online Innovations Inc., a Philippine company

On Demand English Innovations Inc., a Philippine company

Shanghai Zhishi Education Training Co., Ltd., a PRC company

Wuhan Houdezaiwu Online Technology Co., Ltd., a PRC company

Variable Interest Entity:

Beijing Dasheng Zhixing Technology Co., Ltd., a PRC company